EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-20687, 333-64612, 333 64614, 333-105045, 333-121409, 333-134360, 333-174521, 333-189913, 333-204391, 333-218153, and 333-231939 on Form S-8 of Unity Bancorp, Inc. and subsidiaries of our report dated March 4, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Unity Bancorp, Inc. and subsidiaries, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Unity Bancorp, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ RSM US LLP
Blue Bell, Pennsylvania
March 4, 2020